Exhibit 10(xiii)

January 2, 2009

Mr. Robert J. Lawless

CKB Consulting LLC

23641 Waterside Drive

Bonita Springs, Florida 34134

Dear Bob:

As we have discussed, I would like to extend the term of the Consulting Agreement dated as of January 1, 2007 between McCormick and CKB Consulting LLC (the “Agreement”) for another year.

During the renewal term, which will begin on January 1, 2009 and end on December 31, 2009, all of the terms and conditions of the Agreement will remain in effect, except for the payment of a consulting fee, which you have generously offered to waive for 2009. We will, of course, continue to reimburse you for all reasonable expenses for travel, food and lodging.

I am very pleased that you have expressed an interest in continuing to serve as my advisor for an additional year. I look forward to continuing our relationship.

If the terms of this letter acceptable to you, please sign the enclosed copy of this letter in the space provided and return the same to me.

Sincerely yours,

/s/ Alan D. Wilson
Alan D. Wilson

Accepted and approved this 8th

day of January, 2009.

CKB CONSULTING LLC

By:	/s/ Robert J. Lawless
Robert J. Lawless